[Retail]

Exhibit 8(q)(3)

Amendment No. 4 to Participation Agreement (Oppenheimer)

[Retail]

AMENDMENT NO. 4 TO PARTICIPATION AGREEMENT

BETWEEN OPPENHEIMERFUNDS DISTRIBUTOR, INC. AND

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

THIS AMENDMENT, dated as of the 30th of June, 2014, by and among Transamerica Advisors Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”) and OppenheimerFunds Distributor, Inc. (the “Distributor”).

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	ARTICLE X. Notices is revised as follows:

“If to the Company:	Transamerica Advisors Life Insurance Company
4333 Edgewood Rd NE
Cedar Rapids, IA 52499
Attn: General Counsel”

2.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: June 30, 2014

OPPENHEIMERFUNDS DISTRIBUTORS INC.		TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ Lamar Kunes	By:	/s/ John T. Mallett
Name: Title: Date:	Lamar Kunes SVP, Distribution Ops 9/12/14	Name: Title: Date:	John T. Mallett VP 9-15-14

[Retail]

AMENDED SCHEDULE A

Revised June 30, 2014

SEPARATE ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account D

CONTRACTS

Merrill Lynch IRA Annuity

Merrill Lynch Investor Choice Annuity

FUNDS

Oppenheimer Capital Appreciation Fund – Class A

Oppenheimer Flexible Strategies Fund – Class A

Oppenheimer Global Fund – Class A

Oppenheimer Main Street Fund® – Class A

Oppenheimer Main Street Mid Cap Fund® – Class A

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